EXHIBIT 99.1

January 7, 2020	For more information:
Linda L. Tasseff
FOR IMMEDIATE RELEASE	Director, Investor Relations
(904) 858-2639
ltasseff@steinmart.com

Stein Mart Receives Approval from Nasdaq for Transfer of Listing to Nasdaq Capital Market
JACKSONVILLE, Fla. – Stein Mart, Inc. (NASDAQ: SMRT) today announced that it received approval from the Listing Qualifications Department of The Nasdaq Stock Market ("Nasdaq") to transfer the listing of the Company's common stock from the Nasdaq Global Select Market to the Nasdaq Capital Market, effective January 8, 2020. The Company has also been granted an additional 180-day grace period, or until July 6, 2020, to regain compliance with Nasdaq's minimum bid price requirement (the "Minimum Bid Price Requirement"). The Nasdaq Capital Market operates in substantially the same manner as the Nasdaq Global Select Market, and listed companies must meet certain financial requirements and comply with Nasdaq's corporate governance requirements. The Company's common stock will continue to trade under the symbol "SMRT."
To regain compliance with the Minimum Bid Price Requirement and qualify for continued listing on the Nasdaq Capital Market, the minimum bid price per share of the Company's common stock must be at least $1.00 for at least ten consecutive business days during the additional 180-day grace period. If the Company does not regain compliance during this additional grace period, its common stock would be subject to delisting by Nasdaq. As part of its transfer application, the Company notified Nasdaq that if the stock price does not recover sufficiently during the additional grace period, it intends to take actions to regain compliance with the minimum bid price requirement, including by effecting a reverse stock split, if necessary.
About Stein Mart
Stein Mart, Inc. is a national specialty omni off-price retailer offering designer and name-brand fashion apparel for him, for her and now for Kids!, home décor, accessories and shoes at everyday discount prices. Stein Mart provides real value that customers love every day. The company operates 283 stores across 30 states. For more information, please visit www.SteinMart.com.
Forward-Looking Statement
The statements in this press release regarding future events and expectations, including without limitation, the ability to regain compliance with the Minimum Bid Price Requirement and qualify for continued listing on the Nasdaq Capital Market and the potential implementation of a reverse stock split, are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the continued failure of the Company's common stock to trade at prices above $1.00 per share, the risk of being delisted from the Nasdaq Capital Market, and changes to Nasdaq's continued listing standards. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in Stein Mart's Form 10-Q for the 39 weeks ended November 2, 2019 filed with the U.S. Securities and Exchange Commission (“SEC”) on December 4, 2019 under the heading "Risk Factors" and the Company’s other filings with the SEC.